Exhibit 99


                                  Press Release

 UNITED HERITAGE CORPORATION ANNOUNCES AGREEMENT ON MERGER WITH LOTHIAN OIL INC


MIDLAND, Texas, Feb 27, 2006 - United Heritage Corporation (Nasdaq: UHCP) announced today that on February 22, 2006 it executed a Merger Agreement and Plan of Reorganization with Lothian Oil Inc., its largest shareholder. The Merger Agreement and Plan of Reorganization has been approved by the required votes of the outstanding shares of both companies. The merger will be completed as soon as practicable. Pursuant to the Merger Agreement and Plan of Reorganization, Lothian's shareholders will receive two shares of United Heritage common stock, Series A Preferred Stock or Series B-1 Preferred Stock for every 3.3 shares of Lothian common stock, Series A Preferred Stock or Series B-1 Preferred Stock.

On February 21, 2006, seven members of the Board of Directors of United Heritage resigned. The resignees included Walter G. Mize, Harold L. Gilliam, Theresa D. Turner, Larry G. Coker, C. Dean Boyd, Thomas Pernice and Joe Martin. In place of the resigning directors, C. Scott Wilson and Kenneth Levy, the remaining members of the Board of Directors, appointed Bruce Ransom, Thomas Kelly, Larry W. Wilton, Raoul Baxter and Michael Raleigh. The Board of Directors has made a determination that Messrs. Kelly, Wilton and Baxter are independent, as required by the rules of the Nasdaq Stock Market. Messrs. Kelly, Wilton and Baxter have been appointed to the Company's Audit Committee. Based on Lothian's ownership of 58.32% of the Company's Common Stock, the Company is relying on the Controlled Company exemption provided by Rule 4350(c)(5) in meeting the requirements of the Nasdaq Stock Market regarding the composition of its Board of Directors.

Following completion of the merger, United Heritage will change its name to Lothian Oil Inc.

Lothian Oil Inc. is an oil and gas exploration and development company founded in 2004. Lothian acquires, develops and manages oil and gas properties that have recognized and unrealized value. Headquartered in New York, Lothian has offices in Midland, Texas, Artesia and New Mexico. Lothian currently operates oil and gas properties in the Permian Basin, New Mexico.

United Heritage Corporation is an oil and gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico.

All statements in this news release that are not statements of historical fact are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in filings made by United Heritage Corporation with the Securities and Exchange Commission. United Heritage Corporation assumes no obligation to update these forward-looking statements, and does not intend to do so. Please refer to the risk factors and other information included in the Form 10-KSB and other filings filed by United Heritage Corporation with the Securities and Exchange Commission.

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    Contact:
            United Heritage Corporation
            C Scott Wilson, Chief Executive Officer
            405 North Marienfeld, Suite 200, Midland, TX 79701
            Tel:  (432) 686 2618  Fax:  (432) 686 2644